EXHIBIT (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Owl Rock Technology Income Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Feel Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	—	—	—	—	—	—	—	—	—	—	—	—

Fees Previously Paid	Equity	Class S Common Stock

	Equity	Class D Common Stock

	Equity	Class I Common Stock

	Equity	Common Stock, par value $0.01 per share(1)	457(o)	—	10.00(2)	5,000,000,000	$92.70	$463,500

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

Total Offering Amounts						$5,000,000,000		$463,500

Total Fees Previously Paid						$5,000,000,000		$463,500

Total Fee Offset								$—

Net Fee Due								$0

(1)

The Registrant hereby offers up to a maximum aggregate amount of $5,000,000,000 of the following classes of common stock in any combination of: “Class S shares,” “Class D shares” and “Class I shares.” The Registrant also may register other classes of common stock, which may be included in this offering.

(2)	Based on initial offering price of $10.00 for shares for Class I common stock.
(3)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.